Exhibit 10.1

APPENDIX B-10

SUPPLEMENTAL BENEFITS

This Appendix B-10 summarizes the supplemental benefits payable to the named Participant under the Plan.

Participant	:	Joseph M. Otting

Formula — Part A	:	A pension benefit calculated in accordance with the formula and provisions of the Qualified Plan based on 16 years of post-2001 service, plus any unvested years of “Benefit Service” under the Qualified Plan.

Formula — Part B	:	A pension benefit determined as in Formula — Part A above, except that any limitation imposed by Section 401(a)(17) or Section 415 of the Code shall be ignored, less the pension benefit determined in Part A above.

Formula Offset	:	The benefits provided under Formula A, Formula B and the Excess Portion of the Plan shall, in total, be reduced by the Participant’s pension benefits under the qualified and non-qualified pension plans of Union Bank of California (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-10).

Form of Payment	:	Life annuity

Vesting Service Start Date	:	From date of hire

Vesting — Part A	:	Five (5) Years of Vesting Service, or, if earlier, when employment is terminated without Cause by the Company or the employee terminates for Good Reason following a Change of Control

Vesting — Part B	:	Age 55 and ten (10) Years of Vesting Service, or, if earlier, when employment is terminated without Cause by the Company or the employee terminates for Good Reason following a Change of Control

Unreduced Retirement Age	:	65

Early Retirement Reduction	:	The early commencement factors set forth in Section 4 of Appendix C of the Qualified Plan.

Earliest Payout Date	:	Age 55

Defined Terms	:	For purposes of this Appendix B-10, the terms “Cause”, “Good Reason”, and “Change of Control” shall have the same meaning as such terms have for purposes of the named Participant’s written employment agreement.